Camber Energy, Inc. 8-K

 Exhibit 99.1

Camber Energy, Inc. Announces Closing of Preferred Stock Redemption Agreement

HOUSTON, TX / ACCESSWIRE / January 3, 2020/ Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”) based in Houston, Texas, announced today that it is has entered into and closed the transactions contemplated by a Preferred Stock Redemption Agreement.

The redemption agreement, entered into with Lineal Star Holdings, LLC (“Lineal Star”), Lineal Star’s wholly-owned subsidiaries and the holders of the Company’s Series E and F Preferred Stock, resulted in the redemption and cancellation of all of the Company’s outstanding Series E and F Preferred Stock in consideration for the return to the Series E and F Preferred Stock holders (i.e., the holders of the outstanding interests of Lineal Star prior to the Company’s acquisition via merger of Lineal Star in July 2019), of 100% of the outstanding interests of Lineal Star.

The mutual determination to move forward with such redemption transaction was due partially to the fact that the parties have, since the date of the July 2019 merger, been, for various reasons, unable to complete a further acquisition or combination which would allow the post-merger combined company to meet the initial listing standards of the NYSE American. This was a requirement to the Company having to seek shareholder approval for the terms of the Series E Preferred Stock (including the voting rights (i.e., the right, together with the Series F Preferred Stock, to vote 80% of the Company’s voting shares) and conversion rights (i.e., the right to convert into between 67-70% of the Company’s post-shareholder approval capitalization) associated therewith). Consequently, and because no definitive timeline was able to be established for when the Company believed it would meet the NYSE American initial listing standards and consequently, when shareholder approval would be sought or received for the terms of the Series E Preferred Stock and Series F Preferred Stock, the parties determined it was in their mutual best interests to unwind the merger by way of the redemption.

The redemption agreement also provides for (i) mutual general releases by (a) Lineal, its subsidiaries, and each preferred holder, subject to certain limited exceptions in the event of a third-party claim and (b) the Company; (ii) non-disparagement and confidentiality obligations of the parties and (iii) indemnification obligations, each as described in greater detail in the redemption agreement.

As part of the redemption transaction, the Company loaned $800,000 to Lineal and Lineal and the Company increased the amount of the prior $1,050,000 promissory note evidencing amounts loaned by the Company to Lineal at the closing of the merger, to approximately $1.5 million, to evidence additional amounts loaned by the Company to Lineal from July to December 2019.

The result of the redemption was to effectively unwind the July 2019 merger (and related transactions), effective as of December 31, 2019. As a result of the redemption, the agreements entered into with the holders of the Company’s Series C Preferred Stock in July 2019, relating to planned exchange of Series C Preferred Stock for shares of Series D Preferred Stock and termination of certain other obligations of the Company, were automatically terminated pursuant to their terms.

More information regarding the redemption agreement and effects of the redemption are described in the Current Report on Form 8-K which the Company filed today with the Securities and Exchange Commission.

Following the redemption, the Company plans to refocus on its pre-merger oil and gas exploration and production assets and operations and continue searching for further acquisitions and/or combinations which the Company believes will grow shareholder value.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy’s (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Texas Panhandle. For more information, please visit the Company's website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This press release may include “forward-looking statements” which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include, but are not limited to, risks relating to government approvals or third party consents; the need for additional funding, the availability of such funding and risks associated with not timely receiving such funding; risks relating to the terms of such additional funding, if received; the risks of substantial and significant ongoing dilution of common stockholders pursuant to conversions of our Series C Preferred Stock, conversion premiums associated therewith and true-ups thereon; risks related to over-hang and significant decreases in our common stock trading prices as common stock shares issued upon conversion of our Series C Preferred Stock are publicly sold, compounded and exacerbated by successive conversions and sales; risks relating to the liquidation preferences and rights of our preferred stock; risks relating to the redemption rights of our preferred stock; risks relating to extensions and approvals provided by the NYSE American; risks relating to our ability to maintain our NYSE American listing due to falling stock prices and other matters; risks relating to significant downward pressure on our common stock trading prices caused by sales of our common stock by our Series C Preferred Stock holder and others; risks related to potential future acquisitions or combinations, the risks of not closing such transaction(s) and the ultimate terms of such acquisition(s), if closed; risks related to the lack of available shares of common stock; and other risks described in Camber's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance, actual results or developments may differ materially from those projected and investors should not purchase the stock of Camber if they cannot withstand the loss of their entire investment. The forward-looking statements in this press release are made as of the date hereof. The Company undertakes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

Media Contact:

Interdependence PR

camber@interdependence.com

SOURCE: Camber Energy